PRICING SUPPLEMENT NO. 190 DATED                       Filed Pursuant to
January 25, 1996 TO PROSPECTUS DATED                   Rule 424(b)(5)
March 29, 1994 AS AMENDED BY PROSPECTUS                File No. 33-51877
DATED October 14, 1995


                           CMS ENERGY CORPORATION

     General Term Notes (servicemark of J.W. Korth & Company), Series A
                 Due 9 Months to 25 Years from date of issue

       Except as set forth herein, the General Term Notes (servicemark of J.W. Korth & Company) offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated October 14, 1995.

Aggregate Principal Amount:               $1,043,000.00
Original Issue Date (Settlement Date)      January 30, 1996
Stated Maturity Date:                      January 15, 2003
Issue Price to Public:                    100.00% of Principal Amount
Interest Rate:                            7.375% Per Annum
Interest Payment Dates:                   July 15 and January 15 and semi-
                                          annually thereafter Commencing
                                          July 15, 1996
Survivor's Option:                        [ X ] Yes    [   ] No
Optional Redemption:                      [ X ] Yes    [   ] No
Initial Redemption Date:                  January 15, 1998
Redemption Price:                         Initially 101.00% of Principal
                                          Amount and 100.00% after the
                                          first anniversary of the Initial
                                          Redemption Date.

       Agent                              Principal Amount of Notes
                                           Solicited by Each Agent
Prudential Securities Incorporated        $  543,000.00
EVEREN Securities, Inc.                   $  100,000.00
First of Michigan Corporation             $    5,000.00
Roney & Co.                               $  107,000.00
J.W. Korth & Company                      $  288,000.00
       Total                              $1,043,000.00

                                            Per Note
                                          Sold by Agents
                                           To Public           Total

Issue Price:                              $1,000.00          $1,043,000.00
Agent's Discount or Commission:           $    7.00          $    7,301.00
Maximum Dealer's Discount or
  Selling Concession:                     $   18.50          $   19,295.50
Proceeds to the Company:                  $  974.50          $1,016,403.50

CUSIP Number:   12589QJC1